Exhibit 99.1

Press Release

EDITORIAL CONTACT:	VER0013

Jana Knezovich +1 408-864-5987 jana.knezovich@verigy.com

Verigy Adds Eric Meurice and Dr. Claudine Simson to Board of Directors

CUPERTINO, Calif., October 30, 2006 — Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, has added Eric Meurice and Dr. Claudine Simson to its board of directors.  They begin service as directors on November 1, 2006, the start of Verigy’s new fiscal year.

Eric Meurice is the president and chief executive officer of ASML Holding, N.V.  ASML is the world-leading manufacturer of lithography equipment and a key supplier to the chip industry. Dr. Claudine Simson’s career spans many areas of the communications, IT and semiconductor industries. She recently served as corporate vice president and chief technology officer of Motorola and its semiconductor product sector spin-off, Freescale.

“Eric and Claudine each bring a unique perspective and a wealth of industry experience to Verigy’s board,” said Adrian Dillon, chairman of Verigy’s Board of Directors. “We are pleased to add the energy and insight of both of these notable semiconductor industry veterans to our team.”

Prior to joining ASML, Mr. Meurice was executive vice president, Thomson Television Worldwide. Before that, he served as vice president for Dell Computer, where he ran the Western and Eastern Europe regions and Dell’s Emerging Markets business within Europe, the Middle East and Africa. Before 1995, he gained extensive experience in the semiconductor industry at ITT Semiconductors Group and Intel Corporation, in the micro-controller group.

Mr. Meurice holds a Master’s degree in applied economics from the Sorbonne University, Paris; a Master’s degree in mechanics and energy generation from the Ecole Centrale de Paris; and an MBA from Stanford University, California.

Prior to joining Motorola, Dr. Simson was with Nortel Networks for 23 years, holding senior executive positions including general manager of Nortel’s semiconductor business, and vice president of ~~t~~echnology solutions with oversight of emerging technologies, intellectual property and strategic alliances.  She began her career as a device physicist at Bell-Northern Research, and was recognized for launching the world’s first single-chip filter-codec and the world’s first high-performance optical networking module.

Dr. Simson is an electrical engineer and received a Ph.D. in semiconductor physics from l’Institut National des Sciences Appliquées in Toulouse, France. She is a recipient of three honorary doctorates, a number of prestigious awards in the U.S. and Canada, and the National Order of Merit of France.

About Verigy

Verigy designs, develops, manufactures, sells and services advanced test systems and solutions for the flash memory and system-on-chip segments of the semiconductor industry. Verigy’s scalable platform systems are used by leading semiconductor companies worldwide in design validation, characterization, and high volume manufacturing test. Formerly part of Agilent Technologies, the company began doing business as Verigy on June 1, and completed its initial public offering on June 13, 2006. Information about Verigy can be found at www.verigy.com.

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